Exhibit 10.2

LOAN AND SECURITY AGREEMENT

dated as of May 31, 2019

among

ATTIS ETHANOL FULTON, llc

as Borrower

ATTIS INDUSTRIES INC.

and the other Guarantors from Time to Time Party Hereto

as Guarantors

HIGHSCORE CAPITAL llc

as Lender

i

ii

Schedules

1.01-A	Schedule of Equity Holder Pledgors
2.02	Scheduled Interest Payments
2.03	Scheduled Principal Payments
Disclosure Schedule

iii

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of May 31, 2019, is among Attis Ethanol Fulton, LLC, a Georgia limited liability company (“Borrower”), Attis Biofuels, LLC, a Georgia limited liability company (“Parent”), Attis Industries Inc., a New York corporation (“Attis”), Jeffrey S. Cosman (“Cosman”) and Highscore Capital LLC, a New York limited liability company (“Lender”).

Recitals

Whereas Borrower has requested that Lender make a Loan to Borrower on the terms and conditions contained herein, and Lender has agreed to make such loan;

Now, Therefore, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Agreement

ARTICLE I.

Certain Defined Terms; Certain Rules of Construction

Section 1.01. Certain Defined Terms.

As used herein:

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the Uniform Commercial Code)).

“Account(s)” means, as to any Person, all accounts (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including: (a) all “accounts” (as that term is defined in the Uniform Commercial Code), “payment intangibles” (as that term is defined in the Uniform Commercial Code), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid Seller’ rights or rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition” means the purchase by Borrower of the Facility from Seller, as more particularly set forth in the Acquisition Agreement.

“Acquisition Agreement” means the Asset Purchase Agreement dated as of January 16, 2019 by and between Seller and Borrower, as amended to date.

“Acquisition Documents” means collectively, the Acquisition Agreement and the Ancillary Documents (as defined in the Acquisition Agreement).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan and Security Agreement.

“Anti-Terrorism Law” means, collectively: (a) the Patriot Act; (b) the Executive Order; (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); and (d) any similar Law enacted in the United States following the date of this Agreement.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Assignment of Leases and Rents” means the Assignment of Leases and Rents, dated as of the date hereof, executed and delivered by Borrower in favor of Lender, in accordance with the provisions hereof.

“Attributable Debt” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Books and Records” means, as to any Person, all of such Person’s books and records including ledgers, Tax Returns, records regarding such Person’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” has the meaning set forth in the preamble to this Agreement (including all permitted successors and assigns).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 7.05(c) shall not constitute a “Capital Expenditure.”

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety (90) days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s; (c) certificates of deposit, denominated solely in Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. Subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by S&P or at least P-1 or the equivalent thereof by Moody’s (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than two hundred seventy (270) days after the date of acquisition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary contained herein the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities Exchange Commission thereunder), of Equity Interests in Parent (or in any Person of which Parent is a direct or indirect wholly-owned Subsidiary) representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent (or such Person), or (b) persons who were (i) directors of Borrower on the date hereof, (ii) nominated by the board of directors of Borrower or (iii) appointed or elected by directors that were directors of Borrower on the date hereof, or directors nominated as provided in the preceding clause (ii), in each case other than any Person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of Borrower (other than any such solicitation made by the board of directors of Borrower), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of Borrower; or (c) the failure of Attis to own directly or indirectly, beneficially and of record, one hundred percent (100%) of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of Parent, or the failure of Parent to own directly or indirectly, beneficially and of record, one hundred percent (100%) of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of Borrower, except where such failure occurs as a result of a transaction or circumstance otherwise expressly permitted by the Loan Documents.

“Chattel Paper” means, as to any Person, all chattel paper (as that term is defined in the Uniform Commercial Code), including electronic chattel paper (as that term is defined in the Uniform Commercial Code), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Claims” means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“Code” means the Internal Revenue Code of 1986., and, as applicable, the Treasury Regulations promulgated thereunder, or, if applicable, any successor Laws.

“Collateral” means, collectively, all right, title and interest of Borrower or Parent, whether now owned or hereafter acquired or arising (or in which such Borrower or Parent has rights or the power to transfer rights to a secured party), in, to or upon all Accounts, Chattel Paper, Collateral Accounts, commercial tort claims, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Permits, Supporting Obligations, Books and Records, real property, motor vehicles and other title vehicles, and all other assets, tangible and intangible, real and personal, of Borrower or Parent and all Proceeds (in whatever form or nature) of the foregoing; provided that, notwithstanding the foregoing, “Collateral” shall not include Excluded Property of Borrower or Parent.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance reasonably satisfactory to Lender.

“Collateral Accounts” means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the Uniform Commercial Code) of Parent and its Subsidiaries, other than the Excluded Accounts.

“Collateral Documents” means, collectively: (a) this Agreement; (b) any Control Agreement entered into in connection with this Agreement; (c) any Intellectual Property assignment or security agreement, each in form and substance satisfactory to Lender, entered into in connection with this Agreement; (d) the Mortgage; (e) the Assignment of Leases and Rents, (f) the Environmental Indemnity, and any security agreement or other document similar to or supplemental to the documents referred to in clauses (a) through (f) of this definition executed on or after the Effective Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby; and (g) all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrower or any other Loan Party, as debtor, in favor of Lender, as secured party.

“Contractual Obligation” means, as to any Person, any agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound.

“Control” means (other than when used in the terms “Change of Control” and “Control Agreement”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any agreement entered into among a depository institution at which a Loan Party maintains a Collateral Account, such Loan Party and Lender, pursuant to which Lender obtains control (within the meaning of the Uniform Commercial Code) over such Collateral Account.

“Copyright License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting the right to use any Copyright or Copyright registration.

“Copyrights” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Cosman” means Jeffrey S. Cosman.

“Credit Extensions” means the Loan, all Protective Advances, all other loans, advances or extensions of credit that Lender may make to Borrower or any other Person pursuant to this Agreement.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value under all Swap Contracts or hedge contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all capital lease obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (g). For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Debt is expressly made non-recourse to such Person.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” in any period means interest equal 105% of the interest otherwise payable for such period.

“Deposit Account” means any deposit account (as that term is defined in the Uniform Commercial Code).

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date.

“Documents” means, as to any Person, all documents (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01) and on which the Loan is made and the Loan proceeds delivered to Borrower.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Indemnity” means the Environmental Indemnity Agreement dated as of the date hereof among the Loan Parties and Lender

“Environmental Laws” means all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards, permits, approvals and requirements, including requirements imposed by common law, relating to pollution, the protection of health or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means, as to any Person, all equipment (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Pledge Agreement” means a Pledge Agreement given by the Equity Holder Pledgors in favor of Lender, upon request by Lender, pursuant to which the Equity Holder Pledgors pledge and hypothecate to Lender the Equity Interests of any Loan Party owned by such Equity Holder Pledgors.

“Equity Holder Pledgors” means and refers to those Persons more fully identified on Schedule 1.01-A hereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Parent or any ERISA Affiliate of any liability with respect to a withdrawal by Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Parent or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or the receipt by Parent or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means, with respect to any Loan Party: (a) such Loan Party’s payroll accounts; (b) such Loan Party’s pension and pension reserve accounts; and (c) such Loan Party’s employee benefit account(s).

“Excluded Property” means collectively, all right, title and interest of each Loan Party, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon:

(a) any rights or interest in any contract, lease, Permit, license, charter or license agreement covering real or personal property of any Loan Party if, under the terms of such contract, lease, Permit, license, charter or license agreement, or applicable Laws with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, Permit, license, charter or license agreement, except, in each of the foregoing cases, to the extent (i) any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable Laws, or (ii) any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition or restriction on the pledge of such asset;

(b) Equity Interests of (i) any first tier Subsidiary of any Loan Party that is organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-six (66%) percent (or such greater percentage to the extent such greater percentage would not result in a material adverse tax consequence to the Loan Parties under Treasury Regulation Section 1.956-2) of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.957-1 (b)), and (ii) any Subsidiary of any first tier Subsidiary that is organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof);

(c) any property now owned or hereafter acquired by any Loan Party that is subject to a purchase money Lien or a capital lease permitted hereunder if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such purchase money Lien or capital lease) validly prohibits the creation by such Loan Party of a Lien thereon or expressly requires the consent of any Person other than a Loan Party or its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property;

(d) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(e) any motor vehicle having a fair market value of less than $10,000 individually;

(f) all Excluded Accounts and all amounts deposited therein or credited thereto except to the extent any such amounts were deposited therein or credited thereto other than for the purposes for which such Excluded Accounts were established;

provided that: (i) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); and (ii) if any assets constitute “Excluded Property” as a result of the failure of the applicable Loan Party to obtain consent as described in clauses (a) and (b) of this definition, such Loan Party shall use commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Excluded Property.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan or Commitment pursuant to Laws in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to Lender's assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.8(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001 (effective September 24, 2001), Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(j).

“Extraordinary Receipts” means any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds relating to an Event of Loss or Disposition, as described in Section 2.03(c)(ii) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (c) any purchase price adjustment (other than working capital and other similar adjustments) made pursuant to any acquisition document and/or indemnification payments made pursuant to any acquisition document (other than such indemnification payments to the extent that the amounts so received are applied by a Loan Party for the purpose of replacing, repairing or restoring any assets or properties of a Loan Party, thereby satisfying the condition giving rise to the claim for indemnification, or otherwise covering any out-of-pocket expenses incurred by any Loan Party in obtaining such payments)

“Facility” has the meaning given in the Acquisition Agreement.

“Facility Fee” has the meaning given in Section 2.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fiscal Month” means, as of any date of determination with respect to Loan Parties, each calendar month occurring during each Fiscal Year.

“Fiscal Quarter” means, as of any date of determination with respect to Loan Parties, each calendar quarter occurring during each Fiscal Year.

“Fiscal Year” means, as of any date of determination with respect to Loan Parties, the fiscal year of Loan Parties, which begins on January 1 and ends on December 31 in each calendar year.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means, as to any Person, all general intangibles (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all right, title and interest that such Person may now or hereafter have under any contract, all payment intangibles (as that term is defined in the Uniform Commercial Code), customer lists, licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses-in-action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Equity Interests and other Investment Property, and rights of indemnification.

“Goods” means, as to any Person, all goods (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including embedded software to the extent included in goods (as that term is defined in the Uniform Commercial Code) and fixtures (as that term is defined in the Uniform Commercial Code).

“Goodwill” means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

“Guarantor” means Parent, Attis, Cosman and any other Person who, after the date hereof pursuant to the terms of any Loan Document executes or is required to execute: (i) as a guarantor, a Guaranty of all or any portion of the Obligations; or (ii) as a pledgor, a third party pledge agreement in favor of Lender or Lender with respect to all or any portion of the Obligations.

“Guaranty” means any guaranty or third party pledge agreement, in form and substance satisfactory to Lender, made by a Person for the benefit of Lender and includes, without limitation the Guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes, or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, solid waste and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and includes any “hazardous substance” and “hazardous waste” as such terms are defined in any Environmental Law.

“Hedging Obligations” means, with respect to any Loan Party, all liabilities of such Person under Swap Contracts.

“IDA” means the County of Oswego Industrial Development Agency, a body corporate and politic and a public benefit corporation of the State of New York.

“IDA Project” means the Sunoco, Inc. (R&M) Project with the IDA relating to the Facility.

“Income Tax Purposes” means U.S. federal income and applicable state, local and foreign income and franchise tax purposes.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” means, collectively, Lender and any member, manager, officer, employee or agent thereof.

“Information” has the meaning ascribed thereto in Section 10.07.

“Instrument” means, as to any Person, all instruments (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, inventions, designs, trade secrets and customers lists now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Inventory” means, as to any Person, all inventory (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means, as to any Person, all investment property (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“IRS” means the United States Internal Revenue Service or, as applicable, any successor agency.

“Key-Man Policy” means the life insurance policy on the life of Cosman with a death benefit in the amount of $15,000,000 as to which Lender is the primary beneficiary.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the preamble to this Agreement (including all permitted successors and assigns).

“Letter-of-Credit Rights” means, as to any Person, all letter-of-credit rights (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

“Licenses” means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of rights or interests now held or hereafter acquired by such Person.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Loan Documents” means, collectively, the Agreement, each Note, each Guaranty, each Collateral Document, all subordination agreements respecting Permitted Indebtedness (if any) and all other present or future documents entered into by any Loan Party for the benefit of Lender (or any of them), in connection with this Agreement.

“Loan Parties” means, collectively, Borrower and Guarantors.

“Loan” has the meaning set forth in Section 2.01(a).

“Make-Whole Amount” means, in connection with any prepayment or repayment of all or any portion of the Outstanding Amount, three percent (3%) until August 30, 2019, two percent (2%) from August 31, 2019 until November 8, 2019, and one percent (1%) from November 9, 2019 until the Maturity Date of the Outstanding Amount being, or required to be, prepaid or repaid.

“Material Adverse Effect” means any of the following: (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business, financial condition or results of operations of either: (i) Borrower; or (ii) Borrower and the other Loan Parties taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the ability of either (i) Borrower or (ii) the Loan Parties, taken as a whole, for either of them to perform their respective obligations under the Loan Documents; or (c) except if caused by actions or inactions of Lender, a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either: (A) Borrower; or (B) the Loan Parties taken as a whole; or (ii) the rights and remedies of Lender or any other Lender under or in respect of any Loan Document.

“Material Contract” means, with respect to Loan Parties: (a) each contract or agreement listed on the Disclosure Schedule; (b) each other contract or agreement, or series of contracts or agreements (irrespective of whether related to the same subject matter), to which any Loan Party is a party involving aggregate consideration under all such contract(s) and agreement(s) payable to any Loan Party, or by any Loan Party of $500,000 or more in any calendar year; and (c) any other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, subject to the provisions hereof, January 17, 2020.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

“Money Laundering Laws” means, collectively: (a) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); and (b) the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Mortgage, dated as of the date hereof, executed and delivered to Lender pursuant to the terms hereof or otherwise in connection herewith by Borrower, as a Lien upon the Facility.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Loan Parties or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negotiable Collateral” means all now owned and hereafter acquired right, title, and interest of each Loan Party with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, documents of title, and Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), and all supporting obligations in respect of any of the foregoing.

“Net Proceeds” means, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by any Loan Party or any Subsidiary thereof with respect to or on account of such Disposition or Event of Loss, net of: (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to any Loan Party or any Affiliate of any Loan Party; (b) sales and use taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Permitted Lien on the properties subject to such Disposition.

“Note” means the secured note executed and delivered by Borrower on the Effective Date payable to the order of Lender evidencing the Loan.

“Obligations” means, collectively, all advances, debts, liabilities, obligations, covenants and duties of each Loan Party to Lender, in each of the foregoing cases, under or in respect of any Loan Document, whether with respect to the Credit Extensions, any Make-Whole Amount or otherwise (including all Hedging Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control and any successor thereto.

“Operating Account” means that certain Deposit Account of Borrower maintained at Wells Fargo Bank and bearing account number 4943964346.

“Order” means any judgment, order, writ, decree, injunction, arbitral or other award, directive ruling or decision of any Governmental Authority.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to any Loan or Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Loan occurring on such date or the making, or prepayments or repayments, of Protective Advances, as the case may be, occurring on such date.

“paid in full” or “repaid in full” (or any variation thereof, such as “payment in full” or “repayment in full”) means, with respect to any Obligations, the indefeasible payment in full of such Obligations in cash (or otherwise to the written satisfaction, in such holder’s discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations. For purposes of the foregoing, the “holder” of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof. Notwithstanding the foregoing, the Obligations shall not be deemed to have been “paid in full” until all Commitments have expired or been terminated.

“Parent has the meaning set forth in the preamble to this Agreement (including all permitted successors and assigns).

“Participant” has the meaning ascribed thereto in Section 10.06(d).

“Patent License” means, as to any Person, all rights under any written agreement now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right with respect to any invention on which a Patent is in existence.

“Patents” means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or, if applicable, any successor entity.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Loan Parties or any ERISA Affiliate or to which Loan Parties or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” means any permit, approval, authorization, certification, license, variance, accreditation or permission required from a Governmental Authority under an applicable Law or any accrediting organization.

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Indebtedness” means, collectively, any Debt which has been subordinated to the Obligations on terms and conditions, and pursuant to documents, satisfactory to Lender.

“Permitted Protest” means the right of Loan Parties and their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than Taxes subject to withholding or that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on its books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Parties and their respective Subsidiaries, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Loan Parties or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Proceeding” means a suit, action, arbitration, audit, investigation or other proceeding before or by any Governmental Authority.

“Proceeds” means proceeds (as that term is defined in the Uniform Commercial Code).

“Protective Advances” has the meaning ascribed thereto in Section 8.02(c).

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Borrower on the Effective Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means: (a) (i) with respect to any Loan Party or any of its Subsidiaries in connection with any request for any Loan, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivered by any Loan Party or any of its Subsidiaries hereunder or under any other Loan Document, the chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (ii) otherwise, with respect to any Loan Party that is not a natural person, the chief executive officer, president, chief financial officer, treasurer or controller of such Person or of the managing member or manager of such Person; and (b) with respect to any Loan Party who is a natural person, such natural person.

“Restricted Party” means any Person listed: (a) in the Annex to the Executive Order; (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; (c) in any successor list to either of the foregoing; (d) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) any Person designated as the target of any Sanctions.

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) any management, servicing or other similar fees payable to any Loan Party or any Affiliate thereof; and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means any sanctions administered or enforced by the OFAC, the United Nations Security Council or any other relevant sanctions authority.

“Seller” means Sunoco Retail LLC, a Pennsylvania limited liability company.

“Software” means, as to any Person, all software (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, as to any Person at any time of determination, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of any similar state Law applicable to such Person or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supporting Obligations” means all supporting obligations (as that term is defined in the Uniform Commercial Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied to a Governmental Authority relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Loan” has the meaning ascribed thereto in Section 2.01(a).

“Threshold Amount” means $500,000.

“Trademark License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right to use any Trademark or Trademark registration.

“Trademarks” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all Goodwill associated with or symbolized by any of the foregoing.

“Treasury Regulations” means the temporary and final U.S. Treasury Regulations promulgated under the Code.

“Unasserted Obligations” means, at any time, Obligations consisting of obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Debt) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Warrant” means the Common Stock Purchase Warrant issued by Parent to Lender on the Effective Date.

Section 1.02. Certain Rules of Construction.

(a) General Rules.

(i) Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) The word “documents” includes agreements, instruments, certificates, indentures, notices and other writings and documents, however evidenced.

(iv) The words “include” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive.

(v) A “Default” or “Event of Default” hereunder referenced as “continuing” (or any variation thereof) shall (i) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement (if susceptible to cure), and (ii) with respect to an Event of Default, be deemed to be continuing unless and until waived in writing by Lender.

(vi) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vii) Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(viii) Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person’s successors and assigns.

(b) Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c) Captions. The titles, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Cumulative Nature of Certain Provisions. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e) No Construction Against Any Party. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties and Lender. Accordingly, they shall not be construed against Lender merely because of the involvement of any or all of the preceding Persons in their preparation.

(f) GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a consistent manner. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof.

(g) Reserved.

(h) Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

ARTICLE II.

Credit Extensions

Section 2.01. Loan.

(a) Loan. Subject to the terms and conditions set forth herein, Lender agrees to make a Loan to Borrower (the “Loan”) on the Effective Date in the principal amount of $15,000,000.

(b) Limit on Credit Extensions. No Credit Extension (or any portion thereof) that has been repaid or prepaid may be re-borrowed. In no event shall Lender be obligated to make to Borrower, or Borrower be entitled to borrow or receive from Lender, any loan, advance or extension of credit hereunder other than the Loan.

Section 2.02. Interest.

(a) Interest. Subject to the provisions hereof (including Section 2.02(d)), the Loan shall bear interest from the Effective Date advanced until repaid in full, payable in cash in accordance with Schedule 2.02.

(b) Reserved.

(c) Payment Dates. Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law. Subject to the provisions hereof, Borrower shall pay accrued and unpaid interest under Section 2.02(a), from the Effective Date to but excluding such payment date, to Lender as follows: (i) on a calendar month basis in arrears on each Interest Payment Date; (ii) upon payment or prepayment of the principal balance of the Loan or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.

(d) Default Rate. Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists, then, unless Lender otherwise agrees and without affecting any of Lender’s rights and remedies hereunder or in respect hereof, all (or, in the sole discretion of Lender, any portion) of the Obligations shall bear interest contemplated by Section 2.02(a), at the Default Rate, such interest to be payable in cash upon demand therefor by Lender.

(e) Compounding. Subject to the other provisions of this Section 2.02, without affecting any of Lender’s or Lender’s rights and remedies hereunder or in respect hereof, all interest (including interest at the Default Rate) on the Loan that is not paid when due shall, at Lender’s discretion, either be declared an Event of Default hereunder and subject to the Default Rate or be added to the Outstanding Amount thereof and thereafter bear interest at the rate then applicable to the Outstanding Amount.

Section 2.03. Payment and Prepayments of Principal.

Subject to the provisions hereof:

(a) Scheduled Payments. Borrower shall repay the Outstanding Amount and all other Obligations in accordance with Schedule 2.03.

(b) Voluntary Prepayments of the Loan. Borrower may voluntarily prepay the Outstanding Amount in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the entire Outstanding Amount), upon not less than five (5) days prior irrevocable written notice to Lender. In connection with any such voluntary prepayment, Borrower shall pay the sum of: (A) the Outstanding Amount being paid or prepaid; plus (B) the Make-Whole Amount plus (C) interest (at the rate then applicable to the Loan) on the amounts in the immediately preceding clause (A) through and including the date of repayment or prepayment. Any prepayments of the principal amount of the Loan made pursuant to this Section 2.03(b) shall be applied and credited against the regular payments of principal required by Section 2,03(c)(i) in inverse order of maturity but shall not relieve Borrowe of making any mandatory prepayment of the Loan otherwise required pursuant to Section 2.03(c).

(c) Mandatory Repayments of the Loan.

(i) Regular Payments. Borrower shall repay the Loan in 20 installments in the amount of $750,000 with any principal balance payable on the Maturity Date. Any repayment of the Loan pursuant to this Section 2.03(c)(i) shall be accompanied by the payment of all accrued and unpaid interest on the amount of such repayment through to the date of repayment.

(ii) Loss and Disposition Payments. In the event that Net Proceeds resulting from any (A) Event of Loss or (B) Disposition or series of Dispositions by Borrower or any Subsidiary thereof undertaken pursuant to Section 7.05(a) or Section 7.05(h), within any Fiscal Year exceed, in the aggregate, the Threshold Amount, Borrower shall prepay the Loan in an amount equal to the sum of: (1) 100% of such Net Proceeds that so exceed the Threshold Amount in such Fiscal Year plus (2) the interest (at the rate then applicable to the Loan) on the amounts in the immediately preceding clause (1) through and including the date of repayment or prepayment plus (3) the Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Loan pursuant to Section 2.03(b).; provided that, so long as (w) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (x) Borrower shall have given Lender prior written notice of Borrower’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Loan Parties, (y) the monies are held in a Deposit Account in which Lender has a perfected first-priority security interest, and (z) Loan Parties complete such replacement, purchase, or construction within one hundred and eighty (180) days (or three hundred and sixty-five (365) days in the case of any involuntary disposition resulting from an Event of Loss) after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (y) above shall be paid to Lender and applied in accordance with Section 2.03(c)(ii); provided that Loan Parties shall not have the right to use such Net Proceeds to make such replacements, purchases, or construction in excess of $5,00,000 in any given Fiscal Year. Nothing contained in this Section 2.03(c)(ii) shall permit Loan Parties to sell or otherwise dispose of any assets other than in accordance with Section 7.05(a) or Section 7.05(h).

(iii) Payments In Respect Of Extraordinary Receipts. Within five (5) days of the date of receipt by Loan Parties of the Net Proceeds of any Extraordinary Receipts, Borrower shall repay the Loan in an amount equal to the sum of (A) the lesser of (1) 100% of such Net Proceeds received and (2) the Outstanding Amount plus (B) interest (at the rate then applicable to the Loan) on the amounts in the immediately preceding clause (A) through and including the date of repayment or prepayment plus (3) the Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Loan pursuant to Section 2.03(b

(iv) Payments In Respect Of Debt. Within five (5) days of the date of receipt by Loan Parties of the Net Proceeds of any Debt incurred (other than Debt permitted under Section 7.03), Borrower shall repay the Loan in an amount equal to the sum of (A) the lesser of (1) 100% of such Net Proceeds received and (2) the Outstanding Amount plus (B) interest (at the rate then applicable to the Loan) on the amounts in the immediately preceding clause (A) through and including the date of repayment or prepayment plus (3) the Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Loan pursuant to Section 2.03(b). The provisions of this Section 2.03(c)(iv) shall not be deemed to be implied consent to any incurrence of Debt otherwise prohibited by the terms of this Agreement.

(d) Payments Under Certain Circumstances. Notwithstanding anything to the contrary contained herein, at any time that an Event of Default exists (whether by virtue of the Obligations (other than Unasserted Obligations) not being paid in full on the Maturity Date or as a result of the acceleration of the Obligations in accordance with the provisions thereof or otherwise) when Borrower make or are required to make any payment or prepayment of the Loan, Borrower agree that (without notice or demand of any kind from Lender, such notice and demand being hereby expressly waived) Borrower shall be required to pay and shall pay the sum of: (i) the Outstanding Amount being paid or prepaid; plus (ii) the applicable Make-Whole Amount; plus (iii) interest (at the rate then applicable to the Loan) on the amounts in the immediately preceding clause (i) through and including the later of the first anniversary of the Effective Date and the date of prepayment or repayment.

(e) Generally. In connection with any such prepayment of the Loan pursuant to Section 2.03(b) or 2.03(c) requiring the payment of the Make-Whole Amount, Borrower acknowledge that such prepayment may result in Lender incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrower agrees that the Make-Whole Amount payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lender in connection with any such prepayment. Without affecting any of Lender’s rights and remedies hereunder or in respect hereof, if Borrower fails to pay the Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate. All prepayments of the Loan shall be applied to the Outstanding Amount on a pro rata basis in the inverse order of maturity. Borrower shall provide written notice of any payments made pursuant to Section 2.03(c) by at least 12:00 p.m. one Business Day prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.03(c) the prepayment is being made.

Section 2.04. Certain Fees.

(a) Transaction Fees. As consideration for Lender making the Loan hereunder, Borrower shall pay to Lender, an origination and closing fee in the aggregate amount of $1,005,000.00 (the “Facility Fee”), of which $30,000 has been previously paid to Lender, $495,000 is being paid on the Effective Date, and $480,000 is to be paid within 45 days after the Effective Date. The entire amount of the Facility Fee shall be fully earned and non-refundable on the Effective Date.

(b) Administrative Fee. Until the loan has been repaid in full, Borrower shall pay to Lender: a loan and collateral administration fee equal to $1,000 on the first business Day of each month, each installment of such fee shall be fully earned when due.

(c) Other Provisions. Except as otherwise expressly set forth herein, once paid, each fee (or portion thereof) referenced in this Section 2.04 shall not be refundable under any circumstances and will not be subject to counterclaim or setoff or otherwise affected.

Section 2.05. Brokers and Financial Advisors.

In connection with the transactions contemplated hereby, Loan Parties have not engaged any advisors (financial or otherwise), brokers or arrangers, other than accountants and legal advisors. Loan Parties hereby agree to pay, and hereby indemnify each Indemnitee from and against, all fees, costs and expenses of any advisors (financial or otherwise), brokers or arrangers engaged by or on behalf of Loan Parties in connection with the transactions contemplated hereby (including the making of the Loan).

Section 2.06. Manner of Payments.

(a) Invoices. Lender agrees to endeavor to provide Borrower with an invoice setting forth the Outstanding Amount and stating the amount of interest due on any Interest Payment Date in reasonable detail, not later than five (5) days prior to such Interest Payment Date; provided that: (i) Lender shall have no liability for failing to do so; and (ii) any failure by Lender to provide any such invoice shall not affect Borrower’ (or any other Loan Party’s) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof.

(b) Payments on Business Days. If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest and fees shall continue to accrue during the period of any such extension.

(c) Computations. All interest and fees owing hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and calculated in each case for the actual number of days elapsed.

(d) Evidence of Debt. The Loan shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loan made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of Lender, Borrower shall execute and deliver to Lender a Note, which shall evidence the Loan in addition to such accounts or records. Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of the Loan, as applicable, and payments with respect thereto.

Section 2.07. Reserved.

Section 2.08. Payments Free of Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all Indemnified Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If any Indemnified Taxes are required to be withheld after the date hereof from or in respect of any sum payable under this Agreement or any other Loan Document, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to Lender; provided that Borrower shall not be required to increase such amounts payable to Lender with respect to any Taxes (A) that are attributable to Lender’s failure to comply with the requirements of paragraph (d) of this Section or (B) that are United States federal withholding taxes imposed on amounts payable to Lender at the time Lender becomes entitled to payment under this Agreement.

(b) As soon as practicable after any payment of Taxes by any of Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(c) Borrower agrees to indemnify Lender for the full amount of Indemnified Taxes paid by Lender and any liability (including penalties, interest, and reasonable expenses) arising therefrom or with respect thereto.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.08 shall survive the Obligations being paid in full.

Section 2.09. Reserved.

Section 2.10. Payments Generally.

All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Lender, to which such payment is owed, at Lender’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. All payments received by Lender after 11:00 a.m. may, in Lender’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

Section 2.11. Borrower.

Each Loan Party hereby irrevocably appoints Borrower as the borrowing agent and attorney-in-fact for each Loan Party which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed for such purpose. Each Loan Party hereby irrevocably appoints and authorizes Borrower (i) to provide Lender with all notices with respect to Loan obtained for the benefit of any Loan Party and all other notices and instructions under this Agreement and (ii) to take such action as Borrower deems appropriate on its behalf to obtain Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan and the Collateral of the Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of the Loan Parties in the most efficient and economical manner and at their request, and that Lender shall not incur any liability to any Loan Party as a result hereof. Each Loan Party Loan Party expects to derive benefit, directly or indirectly, from the handling of Loan and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify Lender and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of the Loan Parties as herein provided, (b) Lender relying on any instructions of Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that the Loan Parties will have no liability under this Section 2.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

ARTICLE III.

The Collateral

Section 3.01. Grant of Security Interest.

Each of Borrower and Parent hereby grants, pledges and assigns a Lien in the Collateral to and for the benefit of Lender, to secure the prompt payment in full and performance when due of all of the Obligations. Each of Borrower and Parent represents, warrants and covenants to Lender that: (a) the Lien granted by it herein is and shall at all times continue to be a perfected, first priority (subject to Permitted Liens having priority by operation of law and except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Lender) Lien in the Collateral (subject only to Permitted Liens); (b) it has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens; and (c) no effective security agreement, mortgage, deed of trust, financing statement (as that term is defined in the Uniform Commercial Code), or other security or Lien instrument covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. If Borrower or Parent shall acquire a commercial tort claim (as that term is defined in the Uniform Commercial Code), it shall promptly notify Lender in a writing of the details thereof and grant to Lender a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender. Notwithstanding any termination of this Agreement, Lender’s Lien in the Collateral shall continue until all Obligations (other than Unasserted Obligations) are repaid in full. At such time as the Obligations (other than Unasserted Obligations) have been paid in full and Lender shall have received a release of all Claims from the Loan Parties, Lender shall, at Borrower’ sole cost and expense, release its Liens on the Collateral.

Section 3.02. Lender’s Rights Regarding the Collateral.

(a) If an Event of Default then exists, Lender may, (i) at any time in Lender’s own name or in the name of any Loan Party, communicate with Account Debtors and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper or other Collateral, and (ii) without prior notice to any Loan Party, notify Account Debtors or other Persons obligated on any Collateral that Lender has a Lien thereon and that payments shall be made directly to Lender. Upon the request of Lender, Borrower and Parent shall so notify such Account Debtors and other Persons. Each of Borrower and Parent hereby appoints Lender or Lender’s designee as its attorney at any time an Event of Default exists, with power to endorse its name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

(b) Borrower or Parent, as the case may be, shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall not have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party that is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(c) In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower and Parent, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Lender or to a custodian to hold on behalf of Lender. Upon the request of Lender, all Negotiable Collateral shall be delivered to Lender or a custodian for the benefit of Lender, duly endorsed as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

Pay to the order of Highscore Capital LLC, as Lender

[[Loan Parties]

By: ___________________________

Name:

Title:]

(d) Lender (through any of its officers, employees, or agents) shall have the right, from time to time upon reasonable prior notice during regular business hours (i) to inspect and examine the Books and Records and the Collateral, (ii) during the existence of an Event of Default, to communicate directly with any and all Account Debtors to verify the existence and terms of Collateral, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Loan Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Loan Parties shall permit any designated representative of Lender (which shall include Lender) to visit and inspect any of the properties of Loan Parties to inspect and to discuss its finances and properties and Collateral, during normal business hours. Without limiting the provisions of Section 6.10, each of Borrower and Parent shall, with respect to any Collateral owned, leased or otherwise controlled by it, upon reasonable prior appointment during normal business hours, will:

(i) provide access to such Collateral to Lender and its officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as Lender determines to be appropriate;

(ii) permit Lender or any of its officers, employees and agents to inspect, audit and make extracts and copies from all of such Loan Party’s Books and Records; and

(iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that Lender considers reasonably advisable, and such Loan Party agrees to render to Lender, at Borrower’ sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto;

provided that, if an Event of Default shall have occurred and be continuing, no advance notice (whether during normal business hours or otherwise) shall be required, and Lender shall have access at any and all times.

(e) Beyond the exercise of reasonable care to assure the safe custody of Collateral in Lender’s possession and the accounting for moneys actually received by Lender hereunder, Lender shall not have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

(f) Parent and Borrower hereby represent and warrant that the Equity Interests of Borrower included in the Collateral are uncertificated limited liability interests. Borrower covenants and agrees not to amend its articles of organization or other charter documents or its operating agreement to provide for certificated Equity Interests. Parent and Borrower hereby consent to (i) the pledge and Lien granted to Lender hereunder in all the outstanding Equity Interests of Borrower, (ii) the acquisition and ownership of any or all such Equity Interests by Lender (or its assignee(s)) and the admission of Lender (or its assignee(s)) as member(s) of Borrower, and (iii) the acquisition and ownership of any or all such Equity Interests by the purchaser(s) thereof and the admission of such purchaser(s) as member(s) of Borrower if such Equity Interests are sold under UCC Section 9-610. Parent and Borrower shall take any necessary or appropriate action under Borrower’s articles of organization, operating agreement or applicable Law to confirm the foregoing, including recording the pledge and Lien in the Books and Records of Borrower. The foregoing notwithstanding, unless and until an Event of Default has occurred and is continuing or if an Event of Default would result therefrom, any distributions on or in respect of such Equity Interests may be made to Parent if and to the extent otherwise permitted by Section 7.06.

Section 3.03. Grant of License to Use Intellectual Property Collateral; Additional Intellectual Property.

Each of Borrower and Parent hereby grants to Lender an irrevocable, non-exclusive license, exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to it, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by it, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person or applicable Laws; provided that such license will terminate on the date on which all Obligations (other than Unasserted Obligations) are paid in full; provided further that, upon the request of Lender, Borrower and Parent will use reasonable commercial efforts to obtain from any third party a security interest in any license of Intellectual Property granted by such third party to it. In addition, on such periodic basis as Lender shall require, Borrower and Parent shall: provide Lender with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by it during the prior period; and (ii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Collateral Documents to identify such Intellectual Property as being subject to the security interests created thereunder.

Section 3.04. Authorization to File Financing Statements.

Each of Borrower and Parent hereby authorizes Lender to file, without notice to any Loan Party, financing statements under the Uniform Commercial Code with all appropriate jurisdictions to perfect, maintain, preserve or protect Lender’s interest or rights hereunder or any Collateral Document in the Collateral, including a notice that any disposition of all or any such collateral that is not otherwise permitted hereunder, whether by any Loan Party or any other Person, shall be deemed to violate the rights of Lender hereunder and under applicable Laws. Without limiting the generality of the foregoing, each of Borrower and Parent hereby: (a) authorizes Lender to file, without notice to any Loan Party, financing statements under the Uniform Commercial Code with all appropriate jurisdictions listing all assets or all personal property as the collateral covered by such financing statements; and (b) ratifies and approves the filing of any financing statements by or on behalf of Lender prior to the Effective Date against Borrower or Parent, as the case may be, and listing the Collateral or all assets or all personal property of such Loan Party as the collateral covered by such financing statements.

ARTICLE IV.

Conditions PRECEDENT

Section 4.01. Conditions Precedent To Effectiveness.

This Agreement shall become binding on the parties hereto upon, and the obligation of Lender to make any Loan hereunder is subject to, the satisfaction of the following conditions precedent (all Loan Documents and other documents to be delivered to Lender or any other Lender pursuant to this Section 4.01 shall be subject to prior approval as to form and substance (including as to results) by Lender, with delivery by Lender of its signature page to this Agreement evidencing acknowledgment that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise waived in writing):

(a) Receipt of Certain Documents and Assurances. Lender shall have had delivered to it all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lender, originals (or telefacsimiles or portable document format versions thereof, each, to the extent to be executed by a Loan Party, properly executed by a Responsible Officer of such Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), all in sufficient number as Lender shall separately identify:

(i) counterparts of: (A) this Agreement, duly executed by each of the parties hereto; (B) the Mortgage and the Assignment of Leases and Rents, each duly executed by Borrower; (D) the Environmental Indemnity duly executed by each of the parties hereto, and (E) the Note executed by Borrower;

(ii) if requested by Lender, an Equity Pledge Agreement, duly executed by the Equity Holder Pledgors;

(iii) counterparts of each of the other Loan Documents (including all applicable other Collateral Documents), duly executed by each of the parties thereto, as requested by Lender:

(A) any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party constituting Collateral as of the Effective Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;

(B) any promissory notes and other instruments evidencing all loan, advances and other debt owed or owing to any Loan Party constituting Collateral as of the Effective Date, together with undated instruments of transfer with respect thereto executed in blank;

(C) all other documents, including Uniform Commercial Code financing statements, required by applicable Laws or reasonably requested by Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Effective Date; and

(D) the results of a search of the Uniform Commercial Code (or equivalent) filings made and tax and judgment lien searches with respect to each of the Loan Parties (other than Cosman) in the jurisdictions required by Lender and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been otherwise appropriately released or terminated;

(iv) such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party that is not a natural person as Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in: (A) the State of its jurisdiction of organization or formation; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a certificate of a Responsible Officer of Borrower either: (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (B) stating that no such consents, licenses or approvals are so required;

(vii) the Warrant duly executed and delivered by Parent;

(viii) reserved;

(ix) evidence that all other insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x) evidence that: (A) all commitments under any secured facilities not otherwise permitted under Section 7.03 have been terminated not later than the Effective Date, and all outstanding amounts thereunder paid in full; and (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.03 have been released and terminated not later than the Effective Date;

(xi) all documentation and other information required by regulatory authorities under Anti-Terrorism Laws, Money Laundering Laws and “know your customer” Laws shall have been supplied to Lender, including a duly executed W-9 tax form (or other applicable tax form) for each Loan Party;

(xii) a loan policy of title insurance (together with an insured closing protection letter) insuring the Mortgage, for the full amount of the Obligations as a first Lien on the title of the Facility;

(xiii) an ALTA Survey of the Facility, certified to Lender;

(xiv) a Phase I environmental assessment report of the Facility in form and substance satisfactory to Lender and prepared by an environmental firm acceptable to Lender;

(xv) evidence of its property and/or builder’s risk insurance on Form ACORD 28, which shall name Lender and its successors and assigns, as their respective interests may appear, as mortgagee, lender loss payee on a primary, non-contributory basis;

(xvi) agreements or other documentation, in form and substance acceptable to Lender, confirming the consent of the IDA to the Loan and the related transactions (including the granting of the Liens in favor of Lender pursuant hereto and under the Mortgage and the other Collateral Documents) and the subordination, to the extent set forth therein, of the rights and interests of the IDA under the IDA Project documents to the Liens in favor of Lender granted pursuant hereto and under the Collateral Documents;

(xvii) evidence and certifications from each applicable Governmental Authority that the Facility is in compliance with all applicable zoning, land development, building, safety, fire and other laws, ordinances, codes and regulations, and that no notices of any uncorrected violations are outstanding;

(xviii) evidence in form satisfactory to Lender that at least $1,500,000 has been contributed to the equity of Borrower;

(xix) evidence, in form and substance satisfactory to Lender, that the Acquisition Agreement and the other Acquisition Documents have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Acquisition Agreement have been consummated prior to or contemporaneously with the execution of this Agreement;

(xx) a certificate, in form and substance satisfactory to Lender from a Responsible Officer of Borrower dated as of the Effective Date stating that, to the best of his or her knowledge after due inquiry that, immediately after giving effect to the Acquisition, the transactions contemplated hereunder and under the Acquisition Agreement, Borrower is Solvent; and

(xxi) such other assurances, certificates, documents, consents, reports or opinions as Lender or any other Lender may reasonably require.

(b) Reserved.

(c) Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. No Default shall then exist or shall result, or could reasonably be expected to result, from the use of proceeds of the Loan on the Effective Date.

(d) Payment of Fees. Borrower shall have paid all fees required to be paid to Lender on or before the Effective Date, except as otherwise expressly provided herein.

(e) Other Matters. Lender shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as Lender may reasonably require.

Section 4.02. Reserved.

ARTICLE V.

Representations and Warranties

Each Loan Party represents and warrants to Lender that, except as disclosed on the Disclosure Schedule:

Section 5.01. Corporate Existence and Power.

Each of the Loan Parties (other than, with respect to Section 5.01(a) and Section 5.01(c), any Loan Party who is a natural person): (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the Laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Attis Biodiesel Fulton, LLC, a Georgia limited liability company, is a wholly-owned subsidiary of Parent which has not engaged in any active business operations and does not own any material assets.

Section 5.02. Corporate Authorization; No Contravention.

The execution and delivery by each of the Loan Parties (to the extent any such Subsidiary is party hereto or to any other Loan Document) of, and the performance by each of the Loan Parties of its obligations under, each Loan Document to which such Person is party have been (other than in the case of a Loan Party who is a natural person) duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) other than in the case of a Loan Party who is a natural person, contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each of the Loan Parties are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Borrower has not engaged in any business activity or operations other than in connection with its organization, routine corporate formalities and the Acquisition.

Section 5.03. Governmental Authorization; Compliance with Laws.

(a) Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect Liens created by the Loan Documents. Each Loan Party has all approvals, permits and authorizations issued by any Governmental Authority having jurisdiction and required for the operation of its business and the use of the Facility and is compliance therewith.

(b) Compliance with Laws. Loan Parties and each Subsidiary thereof are in compliance in all respects with the requirements of all Laws and all Orders applicable to it or to its properties, except in such instances in which: (i) such requirement of Law or Order is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing:

(A) no Loan Party that is organized in the United States: (1) is, or is controlled by or is acting on behalf of, a Restricted Party; (2) has received funds or other property from a Restricted Party; or (3) is in breach of or, to Loan Parties’ knowledge, is the subject of any action or investigation under any Anti-Terrorism Law;

(B) Loan Parties and each Subsidiary thereof, and to Loan Parties’ knowledge, each other Loan Party, has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws;

(C) the operations of Loan Parties and their Subsidiaries are and have been conducted at all times in compliance with applicable Anti-Terrorism Laws and Money Laundering Laws and without violation of the Sanctions, and Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; and

(D) neither Loan Parties nor any of their Subsidiaries (or, to the knowledge of Loan Parties, any director, officer, employee, agent, affiliate or representative of Loan Parties or any of their Subsidiaries) is a Person currently the subject of any Sanctions, and neither Loan Parties nor any of their Subsidiaries is located, organized or resident in a country or territory that is the subject of any Sanctions. Each Loan Party represents that it will not directly or indirectly use the proceeds of any Credit Extension to fund any activities of or business with any Restricted Party or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

(c) Certain Actions. No Loan Party is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.

Section 5.04. Binding Effect.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable Bankruptcy Laws or other Laws of general application effecting enforcements of creditors’ rights or general principles of equity.

Section 5.05. Litigation.

There are no Proceedings, claims or disputes pending, or to the knowledge of Loan Parties, threatened, against any Loan Party or any Subsidiary of Parent that: (a) purport to affect or pertain to any Loan Document or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this any Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

Section 5.06. No Defaults.

No Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon the Collateral in favor of Lender. As of the Effective Date, no Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

Section 5.07. Employee Benefit Plans.

(a) Compliance with ERISA Generally. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan which is intended to qualify under subsection 401(a) of the Code either (i) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (ii) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would cause the loss of such qualification.

(b) No Actions. There are no pending or, to the knowledge of Loan Parties, Proceedings, claims, or actions by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) Certain Events. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Effective Date, would create an Event of Default under Section 8.01(i).

Section 5.08. Use of Proceeds.

Borrower is using the proceeds of the Loan solely to pay a portion of the purchase price payable by Borrower under the Acquisition Agreement, to pay related transaction fees and expenses, and for working capital and general corporate purposes permitted hereunder.

Section 5.09. Title to Properties.

Loan Parties and each Subsidiary of Parent have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property, including the Facility, necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10. Taxes.

Each Loan Party and each Subsidiary of Parent have filed all Tax Returns required to be filed, and have paid all Taxes when due, regardless of whether shown on any Tax Return. There is no proposed tax assessment against any Loan Party or Subsidiary of Parent. Each Loan Party and each Subsidiary of Parent have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party nor any Subsidiary of Parent is currently a party of any tax audit, proceeding or controversy or knows of any proposed Tax assessment against it that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings and with respect to which it has made adequate reserves in conformity with GAAP.

Section 5.11. Reserved.

Section 5.12. Environmental Matters.

Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties (and the business, operations and properties of each of its Subsidiaries), and as a result thereof Loan Parties have reasonably concluded that such compliance with Environmental Laws and resolution of Environmental Claims, individually or in the aggregate, do not, and could not reasonably be expected to, result in liabilities in excess of the Threshold Amount.

Section 5.13. Margin Regulations; Regulated Entities.

Neither Loan Parties nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, any Subsidiary thereof or any Person controlling Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940. Loan Parties are not subject to regulation under the Federal Power Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Debt.

Section 5.14. Swap Obligations.

No Loan Party nor any Subsidiary of Parent has incurred any outstanding obligations under any Swap Contracts, other than obligations under Swap Contracts expressly permitted hereby. Each Loan Party and each Subsidiary of Parent have voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

Section 5.15. Intellectual Property.

Borrower, each Subsidiary thereof and each other Loan Party owns or is licensed or otherwise has the right to use all of the Intellectual Property and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, the use of such Intellectual Property by Borrower and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Loan Parties, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Loan Parties, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16. Equity Interests and Investment Held by Loan Parties; Equity Interests in Loan Parties.

As of the Effective Date: (a) Parent has no Subsidiary other than those listed on the Disclosure Schedule; and (b) Parent holds no Equity Interest in any other Person or Investments in any other Person, other than those specifically disclosed on the Disclosure Schedule; and (c) the holders of all Equity Interests in Borrower and Parent are those listed on the Disclosure Schedule. All of the outstanding Equity Interests in Borrower and Parent thereof have been validly issued and are fully paid and nonassessable.

Section 5.17. Insurance.

The properties of each Loan Party (other than any Loan Party who is a natural person) are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates.

Section 5.18. Collateral and Collateral Documents.

(a) Enforceable and Perfected Security Interest. The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective to create in favor of Lender a valid and enforceable Lien in all right, title, and interest of Borrower or Parent, as the case may be, in the collateral described therein. Each such Lien in favor of Lender, to the extent the same may be perfected by the filing of a Uniform Commercial Code financing statement or by control (within the meaning of the Uniform Commercial Code), has, except as otherwise expressly provided in any Collateral Document, been perfected. Except as otherwise expressly provided herein or in any other Collateral Document, each Lien in the Collateral described in any Collateral Document, constitutes a perfected, first-priority Lien in the subject Collateral (subject to Permitted Liens having priority by operation of law and except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Lender), subject to no Liens other than Permitted Liens.

(b) Truth and Correctness of Representations and Warranties. All representations and warranties of each Loan Party in each Collateral Document are true and correct, provided that, if such representations and warranties expressly relate solely to a specified date, then such representations and warranties were true and correct as of such specified date.

Section 5.19. Labor Relations.

There are no strikes, lockouts or other material labor disputes against Loan Parties or any Subsidiary thereof, or to the knowledge of Loan Parties, threatened against or affecting Loan Parties or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Loan Parties or any Subsidiary thereof or, to the knowledge of Loan Parties, threatened against any of them before any Governmental Authority, in each case that could reasonably be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Schedule: (a) Loan Parties are not a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Loan Parties, no union organizing activities are taking place on any of the properties owned or operated by Loan Parties or any of their Subsidiaries.

Section 5.20. Solvency.

After giving effect to the Acquisition, the transactions contemplated hereunder and under the Acquisition Agreement, Borrower is Solvent and Loan Parties on a consolidated basis are Solvent.

Section 5.21. Matters Relating to the Facility.

(a) Compliance; Zoning. Loan Parties have complied with all Laws and all recorded instruments affecting the Facility. The use of the Facility complies with all Laws and Loan Parties have provided to Lender evidence of such compliance.

(b) Utilities. To the best of Loan Parties’ knowledge, all utility services necessary for the full development, construction, equipping and operation of the Improvements are available at no cost or expenses and at the title lines of the Facility (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Loan Parties and run with the Facility) including, without limitation, public sanitary sewer service, storm sewers, public water, electricity, gas and telephone service. To the best of Loan Parties’ knowledge, all such utility services are non-interruptible. All permits and approvals have been obtained or are available so that the Improvements may be connected to the sanitary sewer service, which sanitary sewer service shall be available to the full extent required for the full operation of the Improvements and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Facility.

Section 5.22. Full Disclosure.

To the knowledge of Loan Parties after due inquiry of each Responsible Officer of Loan Parties, none of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the disclosure materials delivered by or on behalf of any Loan Party to Lender (or any of the foregoing Persons) prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to any projections and forecasts provided by Loan Parties (whether with respect of Borrower or any other Loan Party): (a) Loan Parties represent that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; and (b) Lender acknowledge that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results.

Section 5.23. Interrelated businesses.

Borrower and Guarantors make up a related organization of various entities constituting an overall economic and business enterprise such that any benefit from the Loan or other financial accommodations hereunder received by any one of them benefits the others. Loan Parties render services to or for the benefit of other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties, as the case may be. Loan Parties have the same chief executive office, certain centralized accounting and legal services, certain common officers, directors and/or managers.

Section 5.24. Consummation of the Acquisition.

(a) The Acquisition Agreement and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender in its good faith credit judgment, reasonably exercised) of all conditions precedent set forth therein and giving effect to the terms of the Acquisition Agreement and the assignments to be executed and delivered by Seller, Borrower has acquired and has good and marketable title to the Facility and the related business operations, free and clear of all claims, liens, pledges and encumbrances of any kind.

(b) All actions and proceedings required by the Acquisition Agreement, applicable law or regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Acquisition Agreement and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Acquisition Agreement.

(d) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Acquisition Agreement and the other Acquisition Documents.

ARTICLE VI.

Affirmative Covenants

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full:

Section 6.01. Financial Statements.

Borrower shall deliver or shall cause to be delivered to Lender:

(a) Reserved.

(b) Fiscal Month Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (including the last Fiscal Month of each Fiscal Quarter and of each Fiscal Year), unaudited consolidated balance sheets for Attis and its Subsidiaries and for Parent and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year (if applicable) and (ii) the figures from the corresponding portion of Loan Parties’ budget for the current Fiscal Year), all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) Collateral and Other Reporting. Provide Lender with the following documents at the following times in form satisfactory to Lender:

Monthly (or more frequently if so requested by Lender):	(i)	not later than thirty (30) days after each Fiscal Month: (A) accounts receivable listings and agings and Inventory reports for the preceding Fiscal Month; and (B) accounts payable listings and agings as at the preceding Fiscal month end; and

	(ii)	not later than thirty (30) after each Fiscal Month: a schedule including each new customer added in such month, each existing customer lost in such month and, as to each of such new customers and lost customers, the revenues associated with each such customer in such Fiscal Month (and in the case of a customer that has been lost, such revenues of that customer in the preceding Fiscal Month); and

	(iii)	not later than thirty (30) after each Fiscal Month: an updated sales pipeline for the preceding month; and

	(iv)	such additional reports as may reasonably be requested by Lender

Section 6.02. Certificates; Other Information.

Loan Parties shall deliver or cause to be delivered to Lender:

(a) Equity Interest Holder Reports and Certain Public Filings. If and when applicable, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Attis, Parent or any Subsidiary of Parent and copies of all annual, regular, periodic and special reports and registration statements that Attis may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Lender pursuant hereto;

(b) Debt Holder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Lender pursuant to Section 6.01 or any other clause of this Section 6.02 (subject to appropriate confidentiality, as applicable);

(c) Materials from or to Governmental Authorities. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof;

(d) Changes in Officers and Directors. Promptly, and in any event within five (5) Business Days of a Responsible Officer of Borrower becoming aware thereof, written notice of any change in the Persons constituting any of the officers, directors or managers of any Loan Party;

(e) Tax Returns. No later than five (5) Business Days after the date they are required to be filed (subject to any permitted extensions), copies of the executed and dated federal income tax returns of Loan Parties and each of their Subsidiaries and all related schedules, and copies of any extension requests; and

(f) Additional Information. Promptly upon (but no later than three (3) Business Days after) request therefor by Lender, such additional information regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary of Parent or the compliance by Loan Parties or any Subsidiary of Parent with the terms of the Loan Documents as Lender may from time to time reasonably request.

Section 6.03. Notices.

Each Loan Party shall, upon any Responsible Officer of such Loan Party becoming aware thereof, promptly notify Lender in writing of:

(a) Defaults. The occurrence of any Default;

(b) Matters Involving a Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from: (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, Proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any Proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) the loss of all or any material portion of the Collateral;

(c) ERISA Events. The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event);

(d) Swap Contracts. Upon request from time to time of Lender, the swap termination values thereof, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Loan Party is a party;

(e) Labor Controversies. Any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Loan Party or any Subsidiary thereof;

(f) Financial Matters. Any material change in accounting policies or financial reporting practices by any Loan Party;

(g) Certain Dispositions. Any material Disposition other than in the ordinary course of business of Collateral, or the incurrence of any Contractual Obligations with respect to any Disposition of collateral the subject of any Collateral Document, contemplated by: (i) Section 7.05(e) or Section 7.05(f); or (ii) Section 7.05(a) or Section 7.05(h) if the aggregate cash and non-cash consideration (including assumption of Debt) in connection with such Disposition is (or could reasonably be expected to become) $500,000,00) or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Disposition and the aggregate cash and non-cash consideration (including assumption of Debt) to be paid in connection with such Disposition; and

(h) Material Contracts. Any termination (other than termination upon expiry of the stated term of the agreement) or loss of a Material Contract, any default or event of default (however defined) under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract, or any modification, amendment, or supplement to a Material Contract that reduces the aggregate expected revenue from such Material Contract in any Fiscal Year by an amount equal to or greater than $500,000.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Loan Parties (or the other applicable Person) has taken or proposes to take with respect thereto. Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

Section 6.04. Payment of Certain Obligations.

Each Loan Party (other than Cosman) will pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest. Each Loan Party (other than Cosman) will: (a) timely and correctly file all Tax Returns required to be filed by it; and (b) withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

Section 6.05. Preservation of Existence, Etc.

Loan Parties (other than Cosman) shall to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction expressly permitted by Section 7.04 or Section 7.05; (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of their respective registered Intellectual Property, the non-preservation of which would have or could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

Parent shall and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective material properties and material equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so does not have and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) operate the facilities owned, leased or operated by such Person now or in the future in a manner consistent with Environmental Laws, zoning codes, contractual requirements and applicable prevailing industry standards in the locations where the properties exist from time to time, except to the extent failure to do so does not and could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain all records required to be maintained by all applicable Environmental Laws.

Section 6.07. Maintenance of Insurance.

Parent shall and shall cause its Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All property policies shall have Lender’s loss payable endorsement showing Lender as primary loss payee and waive subrogation against Lender, and all liability policies shall show Lender, or have endorsements showing Lender, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Lender at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy and ten (10) days’ notice of any non-payment of premiums. At Lender’s request, Parent shall deliver certified copies of all of the insurance policies of Parent and its Subsidiaries and evidence of all premium payments. Subject to the provisions hereof, proceeds payable under any policy shall, during the existence of an Event of Default, be payable to Lender on account of the Obligations. If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lender deem necessary or prudent.

Section 6.08. Compliance with Laws.

Loan Parties shall and shall cause each of their respective Subsidiaries to comply in all material respects with the requirements of all Laws and all Orders applicable to them or to their respective properties or businesses, except in such instances in which: (a) such requirement of Law or Order is being contested in good faith by appropriate Proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records.

Loan Parties shall: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

Section 6.10. Inspection Rights; Lender Meetings.

Loan Parties shall permit representatives and independent contractors of Lender to visit and inspect any of their respective properties, including, without limitation, the Facility to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice (which the parties contemplate to be at least two (2) days advance notice, other than under exigent circumstances as determined in Lender’s reasonable judgment, where less than two (2) days advance notice may be given) to such Person; provided that, unless an Event of Default exists, the cost of only two examinations and audits of the Collateral per calendar year shall be borne by Borrower at the then applicable rate charged by Lender (which rate is subject to change from time to time and is currently One Thousand Dollars ($1,000) per eight hour day (including travel time) per analyst), plus actual and reasonable out of pocket expenses; provided further that, when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time and without advance notice and as many times as Lender may require. Loan Parties shall cause senior management to hold meetings with Lender in person (if requested by Lender), on a monthly basis, to discuss the Loan Parties’ financial performance and projections. Loan Parties shall reimburse Lender if (but only if) a Default then exists for all reasonable out-of-pocket expenses incurred in connection with Lender’s attendance at such meetings.

Section 6.11. Use of Proceeds.

Borrower shall use the proceeds of the Loan solely to pay a portion of the purchase price payable by Borrower under the Acquisition Agreement, to pay related transaction fees and expenses, and for working capital and general corporate purposes permitted hereunder.

Section 6.12. Collateral Accounts and Excluded Accounts.

The Disclosure Schedule sets forth details with respect to all Collateral Accounts and Excluded Accounts of Parent and its Subsidiaries in existence on the Effective Date. Parent shall and shall cause each of its Subsidiaries to provide Lender five (5) days (or such shorter period as Lender, in its sole discretion, may otherwise agree) prior written notice before: (a) establishing any Collateral Account or Excluded Account at or with any bank or other financial institution; or (b) terminating or otherwise materially modifying any Collateral Account or Excluded Account. In addition, for each Collateral Account that Parent or any of its Subsidiaries at any time maintains, Loan Parties shall (except to the extent specifically not required by Lender in writing) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereof and the Collateral Documents.

Section 6.13. Reserved.

Section 6.14. Protection of Intellectual Property Rights.

Parent shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective Intellectual Property, except to the extent that the failure to do so does not and could not reasonably be expected to result in a Material Adverse Effect; (b) promptly advise Lender in writing of material infringements of their respective Intellectual Property; and (c) not allow any Intellectual Property that is material to the business of Parent or any of its Subsidiaries to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

Section 6.15. Litigation Cooperation.

Loan Parties shall make available to Lender, without expense to Lender, each Loan Party and its officers, employees and agents and such Loan Party’s Books and Records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party Proceeding instituted by or against Lender with respect to any collateral the subject of any Collateral Document or relating to such Loan Party.

Section 6.16. ERISA Compliance.

Loan Parties shall comply and shall cause each of their respective Subsidiaries to comply with the provisions of ERISA with respect to any Plans to which Loan Parties or any such Subsidiary is a party as employer.

Section 6.17. Additional Items in Connection with the Facilities.

(a) Payment of Claims. Loan Parties shall pay and discharge all claims for labor done and materials and services furnished, and shall take all other steps to forestall the assertion of claims against or liens upon the Facility.

(b) Compliance with Laws and Agreements. Loan Parties shall comply with all Laws and with all contracts, leases, agreements and restrictions pertaining to the Facility.

Section 6.18. Post Closing Deliveries.

Borrower shall deliver:

(a) as requested by Lender, as soon as practicable and in any case within 30 days after request therefor, landlord waivers, in form and substance satisfactory to Lender, executed by each landlord of any office or other real property leased by Borrower or Parent, which evidences compliance with the terms of the lease by landlord and Borrower or Parent, as the case may be, including any outstanding amounts owed and commitments unsatisfied;

(b) as requested by Lender, as soon as practicable and in any case within 30 days after request therefor, a Collateral Access Agreement relating to Collateral in the possession, custody or control of any Person other than a Loan Party;

(c) as requested by Lender, as soon as practicable and in any case within 15 days after request therefor, a Control Agreement relating to the Operating Account and each other requested Collateral Account;

(d) as requested by Lender, as soon as practicable and in any case within 10 days after request therefor, an Equity Pledge Agreement; covering any Equity Interests included in the Collateral;

(e) prior to or on July 1, 2019, evidence of the issuance of the Key-Man Policy;

(f) such additional agreements and other documents as requested by Lender, as soon as practicable and in any case within 15 days after request therefor, evidencing and confirming the consent of the IDA to the Loan and the related transactions (including the granting of the Liens in favor of Lender pursuant hereto and under the Mortgage and the other Collateral Documents), and the subordination, to the extent set forth therein, of the rights and interests of the IDA under the IDA Project documents to the Liens in favor of Lender granted pursuant hereto and under the Collateral Documents.

Section 6.19. Further Assurances.

Promptly upon the written request by Lender, Loan Parties shall take such further acts (including the acknowledgment, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement or any other Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by Loan Parties or any Subsidiary thereof following the Effective Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith. Without limiting the generality of the foregoing, Loan Parties hereby agree that, concurrently upon any Person becoming a Subsidiary of Parent (notwithstanding any provision of this Agreement prohibiting the creation or acquisition of any such Subsidiary) following the Effective Date, Loan Parties shall cause such Person to: (i) enter into a joinder agreement or otherwise deliver a Guaranty; and (ii) enter into such Collateral Documents as shall be required by Lender so as to create, perfect and protect a Lien in favor of Lender in all of the properties of such Person.

ARTICLE VII.

Negative Covenants

So long as any Obligations (other than Unasserted Obligations) have not been repaid in full, Parent shall not and shall not permit any Subsidiary of Parent directly or indirectly to do any of the following:

Section 7.01. Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, “Permitted Liens”):

(a) any Lien created in favor of Lender under any Loan Document;

(b) any Lien existing on the date hereof and listed on the Disclosure Schedule and any renewals or extensions thereof, provided that: (i) the property encumbered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; (iv) the priority of any Liens referenced in Section 7.01(a) are not adversely affected thereby; and (v) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non-payment thereof is permitted by Section 6.04; provided that no notice of lien has been filed or recorded under the Code;

(d) any landlord’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty (30) days or that is being contested in good faith and by appropriate Proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any are required under GAAP, are set aside on the financial statements of the applicable Person;

(e) any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) any deposit to secure the performance of bids, trade contracts or leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) any sublease of real property in the ordinary course of business and any lease, sublease, easement, right-of-way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, does not in any case materially detract from the value of the property subject thereto or adversely affect the priority or value of any rights arising from or related to such property, or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(i) any Lien existing on any property prior to the acquisition thereof by any Loan Party or any Subsidiary thereof or existing on any property of any Person that becomes a Subsidiary of a Loan Party after the date hereof prior to the time such Person becomes a Subsidiary of such Loan Party; provided that: (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of a Loan Party, as the case may be; (ii) such Lien shall not apply to any other property or assets of a Loan Party or any Subsidiary thereof; (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Loan Party, as the case may be; and (iv) such Lien does not adversely affect the priority of any Liens referenced in Section 7.01(a);

(j) any Lien securing obligations in respect of a capital lease on the assets subject to such lease; provided that such capital lease is otherwise permitted hereunder;

(k) any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by a Loan Party or any Subsidiary thereof to provide collateral to the depository institution;

(l) any Lien securing Debt permitted under Section 7.03(d)(ii) to the extent that the aggregate amount of all Debt at any time outstanding secured by all such Liens does not exceed $500,000; provided that: (i) any such Lien does not at any time encumber any property other than the property financed by the related Debt; and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof;

(m) the right of a licensee under a license agreement entered into by Parent or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of Parent or any such Subsidiary; provided that, in the case of any such license granted by Parent or any such Subsidiary on an exclusive basis: (i) such Person shall have determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which Parent or any Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by Parent or any Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from Parent or such Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (m), Parent or such Subsidiary has determined that it is in its best economic interest to grant such license;

(n) any Lien securing Permitted Indebtedness; and

(o) any Lien on cash or certificates of deposit securing one or more letters of credit permitted under Section 7.03(l).

Section 7.02. Investments.

Make any Investments, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments arising from transactions by a Loan Party or any Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c) advances to officers, directors, shareholders, members, managers, partners or employees of Loan Parties or any Subsidiary thereof in the ordinary course of business consistent with past practices not to exceed, in the aggregate outstanding at any time, $100,000;

(d) Investments of Loan Parties on the Effective Date disclosed on the Disclosure Schedule;

(e) Investments made for the benefit of employees of any Loan Party or any Subsidiary thereof for the purposes of deferred compensation in the ordinary course of business in accordance with past practices;

(f) Guarantees permitted by Section 7.03(c);

(g) Investments consisting of Capital Expenditures permitted by Section 7.07; and

(h) Investments existing as of the date hereof and disclosed in the Disclosure Schedule.

Section 7.03. Debt.

Create, incur, assume or suffer to exist any Debt, except:

(a) Debt under the Loan Documents;

(b) Debt outstanding on the date hereof and listed on the Disclosure Schedule, and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(c) Guarantees by a Loan Party or any Subsidiary thereof of Debt otherwise permitted hereunder of Loan Parties or any wholly-owned Subsidiary thereof; provided that the aggregate outstanding amount of all such Guarantees shall not at any time exceed $500,000;

(d) Debt in respect of: (i) capital leases; and (ii) purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j) and Section 7.01(l);

(e) Permitted Indebtedness;

(f) Debt in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of Loan Parties or any Subsidiary thereof; (iv) taxes, assessments or other government charges not yet delinquent or which are being contested in compliance with Section 6.04; or (v) bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(g) intercompany Debt of a Loan Party or any Subsidiary owing to and held by a Loan Party or any Subsidiary; provided that (i) if Loan Parties or any Guarantor is the obligor on such Debt and any Subsidiary (other than a Guarantor) is the obligee thereof, such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Guarantor, its obligations under Section 10.14), and (ii) Debt owed to Loan Parties or any Guarantor must be evidenced by an unsubordinated promissory note pledged to Lender under the applicable Collateral Document;

(h) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Debt is promptly extinguished;

(i) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) Debt of Loan Parties or any of their respective Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, contribution, earnouts, purchase price adjustments and payments and similar obligations (including letters of credit, surety bonds or performance bonds securing any obligations of Loan Parties or any Subsidiary pursuant to such agreements) in connection with Dispositions otherwise permitted hereunder;

(k) Debt of Loan Parties or any of their respective Subsidiaries arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(l) Debt of Borrower owed to Seller under the Acquisition Agreement; and

(m) Debt of Parent and its Subsidiaries, in an aggregate outstanding face amount not to exceed at any time $500,000, arising under or in respect of letters of credit that secure obligations under real property leases and subleases.

In addition, neither Parent nor any of their Subsidiaries shall maintain any Collateral Account other than in accordance with the provisions of Section 6.12.

Section 7.04. Fundamental Changes.

(a) Engage in any material line of business other than a Related Business;

(b) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i) any Subsidiary of a Loan Party may merge with: (A) Borrower, provided that Borrower shall be the continuing or surviving Person; or (B) any one or more other Subsidiaries of Parent, provided that, when any wholly-owned Subsidiary of a Borrower is merging with another Subsidiary of Parent, the wholly-owned Subsidiary of a Borrower shall be the continuing or surviving Person; and

(ii) any Subsidiary of Loan Parties may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or to another Subsidiary of Parent; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of a Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of a Borrower;

(c) Except as set forth on the Disclosure Schedule, make any voluntary, optional payment or prepayment on account of, or optional redemption or acquisition for value of any portion of, any Debt for borrowed money (other than that arising under: (i) the Loan Documents in accordance with the provisions thereof; and (ii) corporate credit cards to the extent such Debt is otherwise permitted under Section 7.03);

(d) Without at least thirty (30) days’ prior written notice to Lender: (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; or

(e) Create or acquire any Subsidiary.

Section 7.05. Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of used, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the management of a Loan Party, no longer economically practicable to maintain or useful in the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole;

(b) Dispositions of: (i) inventory or Intellectual Property in the ordinary course of business consistent with past practices; or (ii) Intellectual Property pursuant to licenses permitted by Section 7.01(m);

(c) Dispositions of equipment to the extent that: (i) such property is exchanged for credit against the purchase price of similar replacement equipment; or (ii) the proceeds of such Disposition are reasonably promptly applied to the acquisition of such replacement equipment;

(d) Dispositions permitted by Section 7.04(b);

(e) (i) the unwinding of any Swap Contract; (ii) to the extent permitted hereunder, Restricted Payments; and (iii) to the extent permitted hereunder and otherwise constituting Dispositions, Investments;

(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business; and

(h) Dispositions of property for cash consideration that are not otherwise permitted under this Section 7.05 to Persons who are not Affiliates of any Loan Party if:

(i) (A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default; and (B) such Disposition could not reasonably be expected to result in a Default;

(ii) the aggregate fair market value of all assets so sold by Loan Parties does not exceed $500,000 in any Fiscal Year; and

(iii) to the extent the Net Proceeds of such Disposition exceed, together with the other Dispositions permitted under Section 7.05(a), $1,000,000 in the aggregate for all such Dispositions in any Fiscal Year, such Net Proceeds are, if and to the extent required by Section 2.03(c), applied within ninety (90) days of receipt thereof by Parent or any Subsidiary thereof to the repayment of the Obligations;

provided that a Responsible Officer of Borrower shall have notified Lender promptly after its determination to so apply or use the Net Proceeds and shall have certified the receipt of not less than fair market value for such property and the proper application of such Net Proceeds in accordance with this Section 7.05(h);

provided that any Disposition pursuant to any of the foregoing subsections of this Section 7.05 shall be for not less than fair market value.

Section 7.06. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Subsidiary may make Restricted Payments to Parent and to wholly-owned Subsidiaries; (b) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and (c) Parent and each Subsidiary may purchase, redeem or otherwise acquire shares of its common Equity Interests or warrants or options to acquire any such common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or (ii) from service providers at cost upon termination of employment or service. Notwithstanding the foregoing, subject to any Change of Control that might occur by virtue thereof, nothing else contained herein shall restrict holders of securities convertible into Equity Interests of Parent or Borrower from converting such convertible securities into Equity Interests of Loan Parties pursuant to the terms applicable to such convertible securities.

Section 7.07. Capital Expenditures.

Make (whether in one transaction or a series of transactions) any financed or unfinanced Capital Expenditures in an aggregate amount for Loan Parties during any Fiscal Year of more than $1,000,000.

Section 7.08. Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Loan Parties, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Loan Parties or a Subsidiary of Loan Parties as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to: (a) transactions between or among Loan Parties; (b) Restricted Payments permitted hereunder; and (c) Guarantees permitted by Section 7.03(c).

Section 7.09. Burdensome Agreements.

(a) Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability: (A) of any Subsidiary of Loan Parties to make Restricted Payments to Loan Parties or to otherwise transfer property to Loan Parties; (B) of any Subsidiary of Loan Parties to Guarantee the Debt of Loan Parties; or (C) of Loan Parties or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this subclause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt under Section 7.03(b), Section 7.03(d) or Section 7.03(f) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(b) (i) Amend, supplement, modify, waive or alter (or agree to do so): (A) any of its material rights or material obligations, including any of the foregoing arising under any Material Contract, without the express prior written consent of Lender unless no Default exists or could reasonably be expected to result by virtue thereof; or (B) its Organizational Documents unless no Default exists or could reasonably be expected to result by virtue thereof; or (ii) terminate any Material Contract other than as a result of a material breach by the counterparty(ies) thereunder or unless no Default exists or could reasonably be expected to result by virtue thereof ; or

(c) Pay salaries, bonuses, commissions, consultant fees or other compensation to any officer, director, manager, equity holder or consultant of any Loan Party or any of its Subsidiaries, or any family member of any of the foregoing unless the board of directors of such Loan Party, acting in good faith, has determined that such amounts are not excessive or unreasonable.

Section 7.10. Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. This language is supplemental to, and not in lieu of the provisions of Section 5.08.

Section 7.11. Certain Governmental Regulations.

(a) Be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits Lender from making any Loan or extensions of credit to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Lender at any time to enable Lender to verify any Loan Party’s identity or to comply with any applicable Laws, including Section 326 of the Patriot Act.

Section 7.12. Disqualified Equity Interests.

(a) Issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Parent or any Subsidiary, except as permitted under Section 7.06.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01. Events of Default.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any scheduled payment amount under the Loan, or (ii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Loan Parties fail to perform or observe: (A) any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.10, Section 6.11, Section 6.17or Article VII; or (B) any other term, covenant or agreement contained in any Loan Document, which such failure is determined by Lender (acting reasonably) not to be capable of being cured; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading in any material respect when made or deemed made; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(e) Cross-Default. Other than as set forth in the Disclosure Schedule,, a Loan Party: (i) subject to any applicable cure period, fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (ii) subject to any applicable cure period fails to observe or perform any other agreement or condition relating to any such other Debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any Proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party: (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than Unasserted Obligations) and other than as a result of an action or inaction by Lender, ceases to be in full force and effect other than in accordance with its terms; or any Loan Party or any other Person (other than Lender) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Impairment of Collateral. Any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority security interest (except as otherwise expressly provided in this Agreement or such Collateral Document and subject to Permitted Liens) in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not material to the Loan Parties, taken as a whole, or in respect of which the failure of the Lien therein to be a valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien could not in the reasonable judgment of Lender be expected to have a Material Adverse Effect; or

(l) Reserved; or

(m) Certain Actions. Any Loan Party or any of its senior officers is criminally indicted or convicted for (A) a felony, or (B) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any assets (including the Collateral) upon which such Loan Party has granted a Lien to Lender or the right to conduct a material part of its business; or

(n) Change of Control. There occurs a Change of Control; or

(o) Material Contracts. A Material Contract is terminated prior to its original termination date as a result of any default or event of default (however defined) by a Loan Party that permits the non-defaulting party to the Material Contract to terminate such contract;

(p) Reserved; or

(q) Material Adverse Effect. There occurs a Material Adverse Effect.

Section 8.02. Rights and Remedies.

(a) Rights and Remedies Generally. While an Event of Default exists, Lender, without notice or demand, do any or all of the following:

(i) declare all Obligations (including the applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(f) occurs, all Obligations (including any applicable Make-Whole Amount) shall immediately be due and payable without any action by Lender);

(ii) stop advancing money or extending credit for Borrower’ benefit under this Agreement or under any other agreement among Borrower and Lender;

(iii) settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party for amounts on terms and in any order that Lender considers advisable, notify any Person owing any Loan Party money of Lender’s Lien on such funds, and verify the amount of such account. Each Loan Party shall collect all payments in trust for Lender and, if requested by Lender, immediately deliver the payments to Lender in the form received from the Account Debtor, with proper endorsement for deposit;

(iv) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral. Each Loan Party shall assemble the Collateral if Lender so requests and make it available as Lender so designates. Lender or Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Lender’s Lien thereon and pay all expenses incurred. Each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s or any other Lender’s rights or remedies;

(v) apply to the Obligations any (A) balances and deposits of any Loan Party that it holds, or (B) any amount held by Lender or Lender owing to or for the credit or the account of any Loan Party;

(vi) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Loan Parties’ or any of their respective Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Loan Parties’ and each of their Subsidiaries’ rights under all licenses and all franchise agreements inure to the benefit of Lender;

(vii) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii) demand and receive possession of the Books and Records of each Loan Party;

(ix) direct Borrower and any other Loan Party the Equity Interests of which shall have been pledged to Lender to record such Equity Interests in the name of Lender as assignee, to admit Lender as a member, to pay over any distributions on or in respect of the Equity Interests to Lender; and

(x) exercise all default rights and remedies available to Lender under the Loan Documents or at law or equity, including all default remedies provided under the Uniform Commercial Code (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).

(b) Power of Attorney. Each Loan Party hereby irrevocably appoints Lender as its lawful attorney-in-fact, to: (i) if such Loan Party refuses to, or fails timely to execute and deliver any of the documents required to be delivered by it pursuant to the terms hereof, sign the name of such Loan Party on any of such documents; (ii) at any time that an Event of Default has occurred that has not been waived in writing by Lender: (A) endorse such Loan Party’s name on any checks or other forms of payment or security, sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party’s name on any notices to Account Debtors; (B) endorse such Loan Party’s name on any collection item that may come into Lender’s possession; (C) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (D) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (E) prepare, file, and sign such Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (F) receive, open and dispose of all mail addressed to such Loan Party, and upon Lender’s commencement of any enforcement action, notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (G) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (H) settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary; (I) cause an Account Debtor’s insurers to add Lender as loss payee under the relevant insurance policy; (J) pay, contest or settle any Lien, charge or adverse claim in, to or upon any or all of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (K) transfer any Collateral into the name of Lender for the benefit of Lender or a third party as the Uniform Commercial Code permits; and (L) do all other acts and things necessary, in Lender’s determination, to fulfill such Loan Party’s obligations under this Agreement; and (iii) at any time: (A) send request for verification of Accounts; and (B) file UCC assignments reflecting Lender as assignee of such Loan Party with respect to any UCC-1 financing statements filed by such Loan Party in connection with Collateral. Each Loan Party hereby appoints Lender as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than Unasserted Obligations) have been repaid in full. Lender’s foregoing appointment as the attorney-in-fact for each Loan Party, and all of Lender’s rights and powers, being coupled with an interest, are irrevocable until all Obligations (other than Unasserted Obligations) have been fully paid and performed when due (as applicable).

(c) Protective Advances. If any Loan Party fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement, any other Loan Document or otherwise, Lender, in its sole discretion, may obtain such insurance or make such payment (any such amount so paid by Lender or Lender, a “Protective Advance”). Without limiting the generality of the foregoing, Lender shall be authorized, in its sole discretion, to make Protective Advances on behalf of the Loan Parties (or any of them), if and to the extent that Lender deem ssuch Protective Advances are necessary or desirable to preserve or protect Collateral or to enhance the collectability or repayment of the Obligations. Notwithstanding the foregoing, in no event shall Lender have any duty or obligation to make any Protective Advance(s). All Protective Advances paid shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Lender will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Borrower with notice of Lender obtaining any insurance on behalf of Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by Lender or Lender of any Event of Default.

(d) Application of Funds.

(i) No Loan Party shall have the right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii) All payments, prepayments, and proceeds or collateral (including the Collateral) and any other amounts received on account of the Obligations shall be applied by Lender until exhausted in the following order:

(A) first, to Lender, to pay all fees, costs, expenses and indemnification payments then due to Lender under the Loan Documents (excluding all Protective Advances made by Lender);

(B) second to Lender if it has made a Protective Advance, to pay all Protective Advances made;

(C) third, to Lender to pay all accrued but unpaid interest (including interest at the Default Rate) on the Loan;

(D) fourth, to Lender to pay the Outstanding Amount until such time as the Outstanding Amount has been paid in full; and

(E) fifth to Lender to pay all remaining Obligations owing to Lender.

After payment in full of all Obligations (other than Unasserted Obligations), any surplus remaining shall be paid to Borrower or other Persons legally entitled thereto; if any deficiency exists, Borrower shall remain liable to Lender for such deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

(iii) Unless otherwise expressly provided for herein, all payments made to Lender on account of the Obligations (other than that portion of the Obligations consisting of the Outstanding Amount or any fees payable in connection with the retirement, prepayment or termination of all or a portion of the Obligations) shall be treated as interest for U.S. federal income tax purposes.

(e) Lender’s Liability for Collateral. So long as Lender complies with reasonable practices regarding the safekeeping of any Collateral, Lender shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of any Collateral

(f) No Waiver. Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. Lender have all rights and remedies provided under the Uniform Commercial Code, by law, or in equity. Any amounts paid by Lender on any Loan Party’s behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the Collateral. No payments by Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by Lender.

ARTICLE IX.

RESERVED

ARTICLE X.

General Provisions

Section 10.01. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be, with receipt acknowledged by Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

(c) This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.02. Notices; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, if to Borrower, any Guarantor or Lender, to the address, telefacsimile number, e-mail address or telephone number specified for such Person on the Disclosure Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b) Electronic Communications.

Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Unless Lender otherwise prescribes: (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Borrower, for itself and for the Loan Parties, and Lender may change their respective address(es), telefacsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto. Lender may change its address(es), telefacsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by written notice to Borrower.

(d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Loan Parties shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay: (i) subject to clause (ii) of this Section 10.04(a) all actual and reasonable out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), and shall pay all fees and time charges for attorneys, who may be employees of Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with the Loan, including all such actual and reasonable out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of the Loan.

(b) Indemnification by Loan Parties. Subject to Section 10.04(a), Loan Parties shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Loan Parties arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds thereof; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Loan Parties or any Subsidiary thereof or any Environmental Claim or Environmental Liability related in any way to Loan Parties or any Subsidiary thereof; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted result from the gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply to Taxes other than any Taxes that constitute losses, claims, damages, liabilities or expenses arising from any non-Tax action, claim or Proceeding.

(c) Reserved.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any of the Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than three (3) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the payment in full, satisfaction or discharge of all Obligations.

Section 10.05. Marshalling; Payments Set Aside.

Lender shall not be under any obligation to marshal any asset in favor of Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Loan Parties is made to Lender or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender.

(b) Assignments by Lender. Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement, except that

(i) No such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries; and

(ii) No such assignment shall be made to a natural person.

(c) Reserved.

(d) Participations. Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loan owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and Lender shall continue to deal solely and directly in connection with Lender’s rights and obligations under this Agreement.

(e) Reserved.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07. Treatment of Certain Information; Confidentiality.

Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any Governmental Authority, purporting to have jurisdiction over it (including any self-regulatory authority), provided that to the extent permitted by applicable Law, Lender will use reasonably commercial efforts to provide Borrower with notice of any such request so received prior to the release thereof; (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided that to the extent permitted by applicable Law, Lender will use reasonably commercial efforts to provide Borrower with notice of any such required disclosure prior to the release thereof; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (g) with the consent of Borrower; or (h) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to Lender or any other Lender on a nonconfidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party. Notwithstanding the foregoing, each Loan Party authorizes Lender to make appropriate announcements of the financial arrangements entered into among the Loan Parties and Lender, including announcements which are commonly known as “tombstones,” in such publications and to such selected parties as Lender may in its sole and absolute discretion deem appropriate.

Section 10.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each of Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to Lender or such Affiliate, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured. The rights of Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.11. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligations (other than Unasserted Obligations) have not been paid in full.

Section 10.12. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Patriot Act Notice.

Lender hereby notifies Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of Loan Parties and other information that will allow Lender to identify Loan Parties in accordance with the Patriot Act.

Section 10.14. Guaranty.

(a) Guaranty. Each Guarantor unconditionally and irrevocably guarantees to Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a Proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such Proceeding.

(b) Separate Obligation. Each Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Guarantor in favor of Lender; and (ii) such Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Lender may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Guarantor in favor of Lender, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that, in providing benefits to Borrower, Lender is relying upon the enforceability of this Section 10.14 and the Guaranteed Obligations as separate and distinct Debt of such Guarantor, and each Guarantor agrees that Lender would be denied the full benefit of its bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Guarantors and shall in no way impair or adversely affect the rights or benefits of Lender under this Section 10.14. Each Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Lender, evidencing such Guarantor’s obligations under this Section 10.14. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not Borrower, any Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such Guarantor or any such other Person.

(c) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that Lender can enforce under this Section 10.14, Lender by its acceptance hereof accepts such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and non-avoidable.

(d) Liability of Guarantors. The liability of any Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations (other than Unasserted Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon Lender’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectability;

(iii) Lender may enforce this Section 10.14 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Lender and Borrower or any other Person with respect to the existence of such Event of Default;

(iv) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(A) any Proceeding under any Bankruptcy Law;

(B) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any Law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of Borrower, any Subsidiary thereof or any other Guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D) any assignment or other transfer, in whole or in part, of Lender’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, any Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G) Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H) Lender’s vote, claim, distribution, election, acceptance, action or inaction in any Proceeding under any Bankruptcy Law; or

(I) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Lender.

(e) Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrower’ (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Lender may deem proper;

(iii) Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against Borrower.

(f) Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(i) any right to require Lender to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Lender whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person;

(iv) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Lender upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) Financial Condition of Borrower. No Guarantor shall have any right to require Lender to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Lender or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Lender with respect thereto.

(h) Subrogation. Until the Guaranteed Obligations (other than Unasserted Obligations) shall be paid in full, each Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Lender as against Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations (other than Unasserted Obligations) shall not have been paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) Subordination. All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or Cash Equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than Unasserted Obligations) shall remain outstanding and unpaid, each Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Guarantor, directly or indirectly, or assets of Borrower or any other Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Guarantor Subordinated Debt (“Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Guarantor shall be entitled to accept and receive payments on its Guarantor Subordinated Debt and Cosman shall be entitled to receive compensation (including employee benefits) , , in accordance with past business practices of such Guarantor and Borrower (or any other applicable Guarantor) and not in contravention of any Law or the terms of the Loan Documents.

If any Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Lender and shall be paid over or delivered to Lender for application to the payment in full in cash or Cash Equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Lender in respect of the Guaranteed Obligations.

(j) Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until actual receipt by Lender of written notice from such Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until 11:00 a.m. on the day that is five (5) Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Lender, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Lender contained in Section 10.04.

(l) Substantial Benefits. The Credit Extensions provided to or for the benefit of Borrower hereunder by Lender have been and are to be contemporaneously used for the benefit of Borrower and each Guarantor. It is the position, intent and expectation of the parties that Borrower and each Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lender under the Loan Documents. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty, such Guarantor will be Solvent.

(m) Knowing and Explicit Waivers. Each Guarantor acknowledges that it either has obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Section 10.14. Each Guarantor acknowledges and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, that all such waivers and consents herein are explicit and knowing and that each Guarantor expects such waivers and consents to be fully enforceable.

If, while any Guarantor Subordinated Debt is outstanding, any Proceeding under any Bankruptcy Law is commenced by or against Borrower or their property, Lender is hereby irrevocably authorized and empowered (in the name of Lender or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Lender; and each Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Guarantor Subordinated Debt for the account of Lender and to file appropriate claims or proofs of claim in respect of the Guarantor Subordinated Debt; (B) to execute and deliver to Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Guarantor Subordinated Debt; and (C) to collect and receive any and all Guarantor Subordinated Debt Payments.

Section 10.15. Time of the Essence.

Time is of the essence of the Loan Documents.

Section 10.16. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREUNDER HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

Section 10.17. Waiver of Right to Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM. EACH OF THE PARTIES HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Borrower:

ATTIS ETHANOL FULTON, LLC

By:
Name:
Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Loan and Security Agreement – Attis]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Guarantors:

ATTIS INDUSTRIES INC.

By:
Name:
Title:

ATTIS BIOFUELS, LLC,

By:
Name:
Title:

/s/ Jeffrey S. Cosman
Jeffrey S. Cosman

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Loan and Security Agreement – Attis]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Lender:

HIGHSCORE CAPITAL LLC

By:	/s/ Moshe Mintz
Name:	Moshe Mintz
Title:	Managing Member

[Signature Page to Loan and Security Agreement – Attis]

Schedule 1.01-A

Equity Pledgors

Attis Biofuels, LLC

Attis Ethanol Fulton, LLC

Schedule 2.02

Interest Payments

On June 30, 2019, an amount equal to three and one-half percent (3 ½%) of the outstanding principal balance, plus $1,075,000.00.

On July 5, 2019 and on Friday of each succeeding week until the Outstanding Amount shall have been paid in full $250,000.

Schedule 2.03

Principal Payments

Beginning on September 6, 2019, 20 equal weekly payments of $750,000 on Friday of each week until the entire principal amount is paid in full.

Any Protective Advance or other Credit Extension will be payable on demand or in accordance with the terms and conditions specifically applicable thereto.

DISCLOSURE Schedule

The provisions of Articles III, V, VI and VII are subject, as applicable, to the transactions provided in the IDA Project documents, which contain provisions and grant rights and remedies to the IDA that may, pending the delivery of such additional documents as may be required pursuant to Section 6.18(e), limit, condition or otherwise adversely impact the rights and remedies of Lender hereunder; provided however, that the Loan Parties represent and warrant that, and covenant to take all necessary and appropriate actions so that, notwithstanding that such provisions of the IDA Project documents may so limit, condition or otherwise adversely affect the enforcement of the remedial provisions with respect to the Collateral contained herein and in the Collateral Documents, such provisions do not affect the validity of the Loan Documents, taken as a whole, and the Loan Documents, taken as a whole, together with applicable Law, contain adequate provisions for the practical realization of the benefits intended to be provided thereby.

5.03. The Oswega County IDA must approve the conveyance of any security interest in the Facility.

5.14 Borrower will be a party to various derivative and/or hedge agreements in the ordinary course of its business.

6.03(h) Material Contracts:

1. Asset Purchase Agreement by and between Sunoco Retail, LLC, as Seller, and Attis Ethanol Fulton, LLC, as Purchaser, dated January 16, 2019, as amended.

2. Agreement for the Sale of CO2 by and between Sunoco Retail LLC (as successor in interest to Sunoco, Inc. (R&M)) and Linde Merchant Production, Inc., dated July 12, 2010.

3. Natural Gas Agreement by and between Sunoco Retail LLC and Sprague Operating Resources LLC, dated September 20, 2018.

4. PackageCare Agreement, dated June 30, 2014, by and between Ingersoll-Rand Company and Sunoco, Inc. (R&M).

5. Amendment to Master Service Contract No. C-9016, dated October 22, 2013, by and between SMBC Rail Services LLC (as successor in interest to American Railcar Leasing LLC) and Sunoco, Inc. (R&M), amending that certain Master Service Contract No. C-9016, dated February 13, 2012, by and between SMBC Rail Services LLC (as successor in interest to American Railcar Leasing LLC) and Sunoco, Inc. (R&M).

6. Amended and Restated Company Lease Agreement by and between Sunoco Retail LLC (as successor in interest to Sunoco, Inc. (R&M)) and the County of Oswego Industrial Development Agency, dated March 1, 2016.

7. Amended and Restated Agency Lease Agreement by and between Sunoco Retail LLC (as successor in interest to Sunoco, Inc. (R&M)) and the County of Oswego Industrial Development Agency, dated March 1, 2016.

8. Lease Agreement by and between Sunoco Retail LLC (as successor in interest to Northeast Biofuels, LLC) and Linde Merchant Production, Inc. (as successor in interest to The BOC Group, Inc.), dated June 12, 2006.

9. Attis Ethanol Fulton, LLC and County of Oswego Industrial Development Agency 3rd Amended and Restated Pilot Agreement.

6.12 The Operating Account

7.04(c) Borrower may prepay any or all of the Seller Debt at any time.